UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                              FORM S-8


                        REGISTRATION STATEMENT
                               Under
                      The Securities Act of 1933


                        WESTERN RESOURCES, INC.
         (Exact name of registrant as specified in its charter)


                       Kansas                            48-0290150
            (State or other jurisdiction of           (I.R.S. Employer
            incorporation or organization)            Identification No.)

            818 Kansas Avenue, Topeka, Kansas              66612
         (Address of principal executive offices)        (Zip Code)



                     WESTSEC, INC. 401(K) SAVINGS PLAN
                          (Full title of the plan)



          Richard D. Terrill                      S. L. Kitchen
          Corporate Secretary and                 Executive Vice President,
          Associate General Counsel               and Chief Financial Officer
          818 Kansas Avenue                       818 Kansas Avenue
          Topeka, Kansas 66612                    Topeka, Kansas 66612
          (913) 575-6322                          (913) 575-6369
------------------------------------------------------------------------------
(Names, addresses and telephone numbers, including area code, of agents for service)



                       CALCULATION OF REGISTRATION FEE

                                  Proposed        Proposed
                                  Maximum         Maximum         Amount of
Title of Securities Amount to be  Offering Price  Aggregate       Registration
to be Registered    Registered    Per Share (1)   Offering Price  Fee
------------------------------------------------------------------------------
Participations
in the Plan           (2)

Common Stock,       100,000       $31.125         $3,112,500      $1,073.28
$5.00 Par Value



(1) Estimated solely for purpose of calculating the registration fee based upon the average of the high and low prices for the issuer's common stock reported on the New York Stock Exchange Composite Transactions on January 22, 1997 of $31.125 per share.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
<page1>

                                     PART II
                            INFORMATION REQUIRED IN THE
                              REGISTRATION STATEMENT

Item 3.  Incorporation of  Documents by Reference.

     Western Resources, Inc. (the "Company") and the WestSec, Inc. 401(k) Savings Plan ("Plan") hereby incorporate by reference the following documents previously filed with the Securities and Exchange Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) The Company's Quarterly Reports filed on Form 10-Q for the periods ending March 31, 1996, June 30, 1996, and September 30, 1996;

     (c) The Company's Current Reports on Form 8-K dated April 14, 1996, April 22, 1996, April 25, 1996, April 26, 1996, April 29, 1996, May 3, 1996,
May 6, 1996, May 10, 1996, May 24, 1996, June 17, 1996, July 23, 1996, July
26, 1996, October 24, 1996, and December 12, 1996;

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed May 5, 1949, as updated by the description contained in Item 7 of the Company's Form 10-Q filed for the quarter ended March 31, 1979; and

     (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referenced in (a) above.

All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to have been incorporated herein by reference, and to be a part hereof from the date of filing such documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     The financial statements and schedules included in or incorporated by reference in this Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Item 6.  Indemnification of Directors and Officers.

     Article XVIII of the Company's Restated Articles of Incorporation, as amended, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of the Kansas General Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is specifically authorized by Section 17-6002(b)(8) of the Kansas General Corporation Code

     Section 17-6305 of the Kansas General Corporation Code (the "Indemnification Statute") provides for indemnification by a corporation of its corporate officers, directors, employees and agents. The Indemnification Statute provides that a corporation may indemnify such persons who have been, are, or may become a party to an action, suit or proceeding due to his or her status as a director, officer, employee or agent of the corporation. Further, the Indemnification Statute grants authority to a
<page2>


corporation to implement its own broader indemnification policy. Article XVIII of the Company's Restated Articles of Incorporation, as amended, requires the Company to indemnify its directors and officers to the fullest extent provided by Kansas law. Further, as is provided for in Article XVIII, the Company has entered into indemnification agreements with its directors, which provide for indemnification which is broader than that available under
Article XVIII and the Indemnification Statute.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed herewith, or incorporated herein by reference:

     EXHIBIT NO.         EXHIBIT

          23             Consent of Arthur Andersen LLP, filed herewith.

     The registrant will submit or cause to be submitted the Plan and will submit any amendments thereto to the Internal Revenue Service in a timely manner and will make all changes required by the IRS to maintain the Plan's qualification.

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
<page3>

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
<page4>

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Western Resources, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Topeka, State of Kansas on the 24th day of January, 1997.

                                                WESTERN RESOURCES, INC.
                                                (Registrant)

                                                 By:/s/ JOHN E. HAYES, JR.
                                                John E. Hayes, Jr.
                                                Chairman of the Board and
                                                Chief Executive Officer

     Each person whose signature appears below appoints John E. Hayes, Jr., Steven L. Kitchen, John K. Rosenberg and Richard D. Terrill and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                 TITLE                                  DATE

/s/ JOHN E. HAYES, JR.
    John E. Hayes, Jr.    Chairman of the Board and Chief     January 24, 1997
                          Executive Officer (Principal Executive
                          Officer)

/s/ STEVEN L. KITCHEN
   Steven L. Kitchen      Executive Vice President and Chief  January 24, 1997
                          Financial Officer (Principal Financial
                          and Accounting Officer)

/s/ FRANK J. BECKER
    Frank J. Becker       Director                            January 24, 1997

/s/ GENE A. BUDIG
    Gene A. Budig         Director                            January 24, 1997

/s/ C.Q. CHANDLER
    C.Q. Chandler         Director                            January 24, 1997

/s/ THOMAS R. CLEVENGER
    Thomas R. Clevenger   Director                            January 24, 1997

/s/ JOHN C. DICUS
    John C. Dicus         Director                            January 24, 1997

/s/ DAVID H. HUGHES
    David H. Hughes       Director                            January 24, 1997
<page5>

/s/ RUSSELL W. MEYER, JR.
    Russell W. Meyer, Jr. Director                            January 24, 1997


/s/ JOHN H. ROBINSON
    John H. Robinson      Director                            January 24, 1997

/s/ LOUIS W. SMITH
    Louis W. Smith        Director                            January 24, 1997

/s/ SUSAN M. STANTON
    Susan M. Stanton      Director                            January 24, 1997

/s/ KENNETH J. WAGNON
    Kenneth J. Wagnon     Director                            January 24, 1997

/s/ DAVID C. WITTIG
    David C. Wittig       Director                            January 24, 1997
<page6>

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrative committee of the Plan has duly caused this registration statement to be signed on the Plan's behalf by the undersigned thereunto duly authorized, in the city of Topeka, and State of Kansas, on the 24th day of January, 1997.

                                          WESTSEC, INC. 401(K) SAVINGS  PLAN.




                                           By /s/ IRA W. MCKEE, JR.
                                          Ira W. McKee, Jr.
                                          Member of the Administrative
                                          Committee

<page7>